Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WSB HOLDINGS, INC.

Article 1.                                            NAME

The name of this corporation is WSB HOLDINGS, INC. (the “Corporation”).

Article 2.                                            REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Trust Company.

Article 3.                                            PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.                                            CAPITAL STOCK

4.1.              Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is thirty million (30,000,000), of which twenty million (20,000,000) of such shares shall be common stock, having a par value of $0.0001 per share (“Common Stock”), and ten million (10,000,000) of such shares shall be preferred stock, having a par value of $0.0001 per share (“Preferred Stock”).

4.2.              Common Stock

4.2.1.    Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2.    Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3.    Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4.    Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. There shall be no cumulative voting rights in the election of directors.

4.3.              Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

4.4.              Preemptive Rights

Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.

Article 5.                                            INCORPORATOR

The name and mailing address of the incorporator (the “Incorporator”) is Phillip C. Bowman, 4201 Mitchellville Road, Suite 200, Bowie, MD 20716. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

Article 6.                                            BOARD OF DIRECTORS

6.1.              Initial Directors; Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

The classification shall be such that the term of one class shall expire each succeeding year. The Corporation’s board of directors shall initially be divided into three classes named Class I, Class II and Class III, with Class I initially consisting of two directors, Class II initially consisting of three directors and Class III initially consisting of two directors. The terms, classifications, qualifications and election of the board of directors and the filling of vacancies thereon shall be as provided herein and in the bylaws of the Corporation. The names and business addresses of those persons of each class to serve on the initial board of directors shall be as follows:

Class I:  Term of office expires at the first annual meeting of stockholders held after the classification becomes effective:

Name	Address

Phillip C. Bowman	4201 Mitchellville Road, Suite 200 Bowie, Maryland 20716

Stephen J. Troese	4201 Mitchellville Road, Suite 200 Bowie, Maryland 20716

Class II:  Term of office expires at the second annual meeting of stockholders:

Name	Address

George Q. Conover	4201 Mitchellville Road, Suite 200 Bowie, Maryland 20716

Eric S. Lodge	4201 Mitchellville Road, Suite 200 Bowie, Maryland 20716

Michael J. Sullivan	4201 Mitchellville Road, Suite 200 Bowie, Maryland 20716

Class III:  Terms of office expire at the third annual meeting of stockholders:

Name	Address

William J. Harnett	4201 Mitchellville Road, Suite 200 Bowie, Maryland 20716

Kevin P. Huffman	4201 Mitchellville Road, Suite 200 Bowie, Maryland 20716

Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term in the manner provided in the Corporation’s bylaws, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified, or until the director’s earlier resignation, removal or death.

No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by stockholders at a duly constituted meeting of stockholders called for such purpose. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

6.2.              Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 6.2 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7.                                            CALL OF SPECIAL MEETINGS

Special meetings of stockholders may be called at any time by the Chairman of the Board, a majority of the Board of Directors or the President.

Article 8.                                            AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 9.                                            RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 26th day of September, 2007.

Incorporator

By:	/s/ Phillip C. Bowman
Name: Phillip C. Bowman